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                                                                    Exhibit (21)
                           SUBSIDIARIES OF REGISTRANT
     PHH Corporation owns 100% of PHH Holdings Corporation. All other companies (except those formed under Ontario or Canadian federal law, which are owned
100% directly by PHH Corporation) are owned 100% either directly or indirectly by PHH Holdings Corporation (a Maryland corporation).


PHH Vehicle Management Services Corporation (a Maryland corporation) NTS, Inc. (a Maryland corporation)
PHH Vehicle Management Services Inc. (a Canadian corporation)
PHH Vehicle Management Services Limited (a United Kingdom corporation) PHH Homequity Corporation (a Delaware corporation)
PHH Fantus Corporation (a Maryland corporation)
PHH Homequity Inc. (an Ontario corporation)
PHH Homequity Limited (a United Kingdom corporation)
PHH US Mortgage Corporation (a New Jersey corporation)
PHH Deutschland, Inc. (a Maryland corporation)
PHH Europe PLC (a United Kingdom corporation)
PHH Network Services S.A. de C.V. (a Mexican corporation)

     The names of 20 consolidated multiple subsidiaries wholly-owned directly or indirectly by the registrant have been omitted. All such subsidiaries operate in the United States and all are engaged in providing financing for clients' leased vehicle and truck fleets. Other particular subsidiaries have been omitted because in the aggregate they would not constitute a significant subsidiary.